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                                                                  Exhibit 12 (a)



TXU EUROPE LIMITED
(formerly TXU Eastern Holdings Ltd)
(Successor Company)
Computation of Ratio of Earnings to Fixed Charges
((Pounds) million, except ratios)


                                                                                     Period From
                                                     Year Ended                   Formation Through
                                                   December 31, 1999              December 31, 1998

EARNINGS
     Net income                                             138                            77
     Add:  Minority income                                   18                            11
           Income tax expense                               111                            67
           Fixed charges (see detail below)                 351                           281
     Less: Interest capitalized                               -                            (4)
                                                   -----------------              -----------------
     Total earnings                                         618                           432
                                                   -----------------              -----------------

FIXED CHARGES:
     Interest expense                                       347                           269
     Add:  Interest capitalized                               -                             4
           Rentals representative of the
             interest factor                                  4                             8
                                                   -----------------              -----------------
     Total fixed charges                                    351                           281
                                                   -----------------              -----------------

RATIO OF EARNINGS TO FIXED CHARGES                          1.8                           1.5
                                                   =================              =================